UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☒    Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee paid previously with preliminary materials.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 9, 2023, BlackRock Advisors, LLC (“BlackRock”) provided the following statement to members of the press seeking comments with respect to BlackRock ESG Capital Allocation Term Trust’s (“ECAT” or the “Fund”) contested proxy statement.

“BlackRock and its funds’ Boards of Trustees both act in full accordance with their fiduciary obligations and in the best interests of all fund shareholders. Our funds’ Boards of Trustees are qualified, experienced stewards who have demonstrated their ability to create sustainable long-term value. Under the Boards of Trustees’ leadership, BlackRock closed-end funds have delivered strong relative returns and generated competitive dividend yields. In contrast, Saba’s self-serving playbook seeks to maximize its own short-term profits at long-term shareholders’ expense. Our funds’ Boards of Trustees remain focused on proactively delivering value for all shareholders.”

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Additional Information

The Fund’s definitive proxy statement for the 2023 Annual Meeting of Shareholders in connection with solicitation of proxies from Fund shareholders has yet to be filed with the U.S. Securities and Exchange Commission (the “SEC”). After the definitive proxy statement is filed with the SEC, it may be amended or withdrawn.

BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, DEFINITIVE PROXY STATEMENT, WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS, WHEN THEY ARE AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING ANNUAL MEETING OF SHAREHOLDERS. Shareholders can obtain additional copies of the notice of annual meeting and definitive proxy statement and other documents, when they are filed by the Fund with the SEC, by directing a request to the Fund’s proxy solicitor, Georgeson LLC, by calling toll free at 1-800-676-0281. Copies are also expected to be available at no charge at the following website: https://www.proxy-direct.com/blk-33351. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC’s website at http://www.sec.gov.

Pursuant to SEC proxy rules, the Fund’s Trustees, nominees for Trustee and executive officers are “participants” in connection with the 2023 Annual Meeting of Shareholders. Certain regular employees and officers of the Fund’s investment manager, administrator, or any of their affiliates may become “participants” if any such persons solicit proxies. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the Fund’s definitive proxy statement for the 2023 Annual Meeting of Shareholders when it is filed with the SEC.